UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2026

NEXPOINT RESIDENTIAL TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36663	47-1881359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NXRT	New York Stock Exchange; NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.         Entry into a Material Definitive Agreement.

Loan Purchase and Sale Agreement

On June 5, 2026 (the “closing date”), NexPoint Residential Trust Operating Partnership, L.P. (the “OP”), the operating partnership of NexPoint Residential Trust, Inc. (the “Company”), entered into a Loan Purchase and Sale Agreement (the “Purchase Agreement”) with NexBank Capital, Inc. (“NexBank Capital”), pursuant to which the OP purchased for $27.2 million all of NexBank Capital’s right, title and interest in, to and under a term loan (the “Waterford Loan”) originated under a Credit Agreement, dated January 14, 2026 (the “Waterford Credit Agreement”), entered into by and among NexPoint Advisors, L.P. (the “Sponsor”) and NexPoint Waterford Holdco, LLC, as borrowers, NexBank Capital, as administrative agent, sole lead arranger and sole bookrunner and the lenders party thereto.

The Waterford Loan represents the Company’s first deployment of capital in the Delaware statutory trust (“DST”) bridge-lending program that management has described in prior investor communications. The Waterford Loan bears interest at a fixed rate of 10.00% per annum, compounded monthly, and has a stated maturity date of January 14, 2028, subject to a 364-day extension option, representing a meaningful spread over the Company’s revolving credit cost of funds. The Waterford Loan requires mandatory prepayment from DST syndication proceeds, providing contractual repayment independent of refinancing risk. The proceeds of the Waterford Loan were used to finance the acquisition of Waterford Place, a 240-unit stabilized multifamily property located in the Greensboro-High Point, North Carolina metropolitan statistical area. The Sponsor has sponsored over $4 billion in DST equity since 2017, providing an established operational infrastructure for the program.

The purchase price for the Waterford Loan was equal to 100% of the outstanding principal balance under the Waterford Loan as of the closing date plus accrued interest. The purchase price was funded with borrowings under the Company’s existing revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent. The Waterford Loan was purchased on an “as is, where is, with all faults” basis, without recourse against NexBank Capital, except for breach of certain representations and warranties set forth in the Purchase Agreement. In the event of a material breach of such representations and warranties that is not cured within 30 days of notice, subject to the limited ability to extend for an additional 30 days, NexBank Capital is obligated to repurchase the Waterford Loan from the OP at a repurchase price equal to 100% of the outstanding principal balance under the Waterford Loan, plus accrued interest. Claims for breach of representations and warranties under the Purchase Agreement survive for 360 days after the closing date. In connection with the Purchase Agreement, the OP assumed the role of successor lender and administrative agent under the Waterford Credit Agreement and related collateral documents.

A director and officer of the Company also (i) is the beneficiary of a trust that indirectly owns 100% of the limited partnership interests in the parent of our external adviser, NexPoint Real Estate Advisors, L.P. (the “Adviser”) and directly owns 100% of the general partnership interests in the parent of the Adviser and (ii) is a director of NexBank Capital, the holding company of NexBank, directly owns a minority of the common stock of NexBank, and is the beneficiary of a trust that directly owns a substantial portion of the common stock of NexBank. The Adviser is wholly owned by the Sponsor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT RESIDENTIAL TRUST, INC.

/s/ Paul Richards
Name:	Paul Richards
Title:	Chief Financial Officer, Executive VP- Finance, Treasurer and Assistant Secretary

Date: June 9, 2026